                                                                    Exhibit 99.1

[DIEBOLD LOGO]                                               [NEWSRELEASAE LOGO]

Media contact:                                        Investor contact:
Mike Jacobsen                                         John Kristoff
+1 330 490 3796                                       +1 330 490 5900
jacobsm1@diebold.com                                  kristoj@diebold.com

FOR IMMEDIATE RELEASE:
October 26, 2005

DIEBOLD REPORTS THIRD QUARTER FINANCIAL RESULTS

NORTH CANTON, Ohio - Diebold, Incorporated (NYSE: DBD) today reported third quarter 2005 revenue from continuing operations of $622.3 million, up 2.7 percent from the third quarter of 2004. The company reported third quarter net income of $26.4 million, compared to net income of $48.3 million in the third quarter of 2004. Diluted earnings per share were $.37, compared to $.67 per share in the third quarter of 2004.

Included in the third quarter 2005 reported results are restructuring charges of $.07 per share, manufacturing start-up and other one-time costs* of $.04 per share and the gain on the sale of the campus card systems business of $.18 per share. Excluding the impact of these items, diluted earnings per share in the third quarter would have been $.30 per share*, at the high end of the most recent guidance of $.25 to $.30 per share provided on September 21, 2005.

As previously announced on July 5, 2005, the company sold its campus card systems division. As a result, the financial results from this business have been classified as a discontinued operation.

FACTORS CONTRIBUTING TO LOWER THIRD QUARTER EPS

On September 21, 2005, the company reduced its third quarter and full-year guidance. A number of factors contributed to lower earnings in the third quarter. Revenue was approximately $67 million lower than the original guidance provided on July 27, 2005. Approximately $50 million of the shortfall occurred in the global financial self-service business. An additional $12 million resulted from delayed deliveries and reduced revenue as a result of Hurricane Katrina, which includes $10 million of election systems equipment that had been scheduled for the Gulf region. The remainder of the revenue shortfall occurred in the security solutions business, resulting from softness in the North America bank market.

Lower-than-expected demand, primarily in the more profitable U.S. regional bank segment, and customer installation delays resulted in lower-than-expected revenue and profits. Also, revenue delays were experienced in the Asia Pacific segment related to a large customer in China.

In addition, operational issues resulted in incremental expense and lower revenue during the quarter. These operational issues include: ineffective supply-chain management; higher-than-expected manufacturing and product costs; continued challenges in achieving efficiencies in European-based manufacturing; higher energy costs; and delays associated with software issues.

*See accompanying notes for non-GAAP measures.

                                     (more)

PAGE 2/ DIEBOLD ANNOUNCES THIRD QUARTER RESULTS

Below is a summary table providing an approximate estimate of the impact of factors affecting third quarter 2005 earnings per share compared to the guidance provided in the second quarter earnings announcement on July 27, 2005.

                                                                                      REVENUE
 FACTORS IMPACTING Q3 2005 EPS VS. GUIDANCE PROVIDED 7/27/05                       (IN MILLIONS)     EPS
---------------------------------------------------------------                    -------------   -------
Lower-than-expected market demand/ customer installation delays                        $37         $(.15)
Operational issues                                                                      18          (.13)
Hurricane Katrina                                                                       12          (.03)
Tax rate increase                                                                        -          (.03)
Increased other income/(exp.)                                                            -          (.01)
                                                                                       ---         -----
TOTAL                                                                                  $67         $(.35)
                                                                                       ===         =====

FINANCIAL RESULTS

"Clearly, this was a challenging quarter, particularly from an operational perspective," said Walden W. O'Dell, Diebold chairman and chief executive officer. "We remain confident in the strength of our brand and in our competitive position in the markets we serve. We have a strong portfolio of businesses in growing markets and continue to generate sales growth, as product orders for Opteva increased significantly from the third quarter 2004.

"However, in order to realize our long-term potential we must correct some fundamental performance issues. We must significantly improve our cost structure by addressing inefficiencies in our manufacturing supply chain and software development processes. In addition, we need to continue diligently instilling pricing discipline throughout the organization."

O'Dell continued, "We've identified and implemented several actions within the organization designed to improve our long-term financial performance. As previously announced, we've made positive changes in key leadership positions within the company, including a new COO and CFO, and have redesigned our organizational alignment to improve our core financial self-service business. We've also taken many steps toward a more strategic and disciplined approach to global pricing management, with more actions to come. Significant work is underway to improve our fundamental performance issues. We remain committed to our previously announced restructuring actions and are evaluating additional potential actions for 2005 and 2006 to improve our competitiveness."

FIXED EXCHANGE-RATE THIRD QUARTER ORDERS

Total orders for financial self-service and security products and services were essentially flat from the prior year period. Financial self-service orders were essentially flat, with order growth in EMEA well into the double digits offset by a decline in North America. Security orders increased in the low single-digit range. Orders in election systems increased significantly due to equipment orders in Ohio, Utah, Mississippi and Georgia.

*See accompanying notes for non-GAAP measures.

                                     (more)

REVENUE

Total revenue from continuing operations for the quarter was $622.3 million, up $16.1 million, or 2.7 percent, and increased 0.1 percent on a fixed exchange-rate basis*. Total financial self-service revenue was down 1.6 percent and 4.9 percent on a fixed exchange-rate basis* as a result of a decline in North America, partially offset by gains in Brazil and Latin America. Security solutions revenue was up 9.4 percent and 8.7 percent on a fixed exchange-rate basis*. Election systems revenue was up 15.3 percent over prior year while first-time Brazilian lottery systems revenue was $3.4 million.

REVENUE SUMMARY BY PRODUCT AND SERVICE SOLUTIONS
(In Thousands -- Quarter Ended Sept. 30, 2005)

                                                2005          2004       % CHANGE GAAP     % CHANGE FIXED RATE*
                                              --------      --------     -------------     --------------------
FINANCIAL SELF-SERVICE
Products                                      $194,248      $200,022          -2.9%               -5.2%
Services                                       217,271       218,392          -0.5%               -4.6%
                                              --------      --------          ----                ----
     Total Fin. self-service                   411,519       418,414          -1.6%               -4.9%

SECURITY SOLUTIONS
Products                                        67,870        69,260          -2.0%               -2.8%
Services                                        99,868        84,086          18.8%               18.3%
                                              --------      --------          ----                ----
     Total Security                            167,738       153,346           9.4%                8.7%

                                              --------      --------          ----                ----
Total Fin. self-service & security             579,257       571,760           1.3%               -1.3%

Election systems                                39,697        34,434          15.3%               15.3%
Brazilian lottery systems                        3,379             -           N/A                 N/A

                                              --------      --------          ----                ----
Total Revenue from Continuing Operations      $622,333      $606,194           2.7%                0.1%
                                              ========      ========          ====                ====

REVENUE SUMMARY BY GEOGRAPHIC AREA
(In Thousands -- Quarter Ended Sept. 30, 2005 )

                                               2005         2004      % CHANGE GAAP    % CHANGE FIXED RATE*
                                             --------     --------    -------------    --------------------
THE AMERICAS
Financial self-service solutions             $277,556     $278,457         -0.3%                -4.8%
Security solutions                            152,064      147,242          3.3%                 2.9%
                                             --------     --------         ----                 ----
     subtotal                                 429,620      425,699          0.9%                -2.2%

Election systems                               39,697       34,434         15.3%                15.3%
Lottery                                         3,379            -          N/A                  N/A
                                             --------     --------         ----                 ----
     Total Americas                           472,696      460,133          2.7%                -0.2%

ASIA PACIFIC
Financial self-service solutions               51,584       54,940         -6.1%                -9.2%
Security solutions                             10,783        6,097         76.9%                65.2%
                                             --------     --------         ----                 ----
Total Asia Pacific                             62,367       61,037          2.2%                -1.5%

EUROPE, MIDDLE EAST, AFRICA
Financial self-service solutions               82,379       85,017         -3.1%                -2.6%
Security solutions                              4,891            7          N/A                  N/A
                                             --------     --------         ----                 ----
Total Europe, Middle East, Africa              87,270       85,024          2.6%                 3.2%

                                             --------     --------         ----                 ----
Total Revenue from Continuing Operations     $622,333     $606,194          2.7%                 0.1%
                                             ========     ========         ====                 ====

PAGE 4/ DIEBOLD ANNOUNCES THIRD QUARTER RESULTS

CURRENCY IMPACT

During the quarter, the currency impact on revenue was largely due to the year-over-year strengthening of the Brazilian real. The positive currency impact in the quarter was approximately $15.4 million, or 2.6 percent versus the comparable period in the prior year.

GROSS MARGIN

Total gross margin for the quarter was 23.1 percent, compared to 27.9 percent in the third quarter 2004. Included in total cost of sales in the third quarter 2005 was approximately $4.2 million of restructuring costs and $3.1 million of manufacturing start-up and other one-time costs that adversely impacted total gross margins by 1.2 percentage points.

Product gross margin was 24.9 percent, compared to 30.9 percent in the third quarter 2004. Included in product cost of sales in the third quarter of 2005 was approximately $2.2 million in restructuring charges and incremental special items of approximately $0.5 million, which adversely impacted product gross margins by 0.9 percentage points. Lower pricing levels adversely impacted gross margin by 2.8 percentage points. Unfavorable sales mix, driven by a lower mix of revenue from the North America regional bank market, which carries a higher margin, adversely impacted product gross margin by 1.3 percentage points. Additionally, supply chain inefficiencies and higher energy costs also contributed to product gross margin erosion.

Service gross margin was 21.4 percent, compared to 25.0 percent in the third quarter 2004. Included in the service cost of sales in the third quarter of 2005 was approximately $2.0 million in restructuring charges and $1.4 million in special items, which adversely impacted service gross margins by 1.1 percentage points. Lower pricing levels adversely impacted gross margin by approximately
1.9 percentage points, while higher product maintenance, fuel and pension costs adversely affected gross margin by 1.1 percentage points. These items more than offset productivity improvements during the period.

OPERATING EXPENSES

Total operating expenses for the quarter as a percentage of revenue was 18.8 percent, versus an unusually low 15.7 percent in third quarter 2004. Included in the quarter's operating expense was $3.4 million in restructuring costs and $0.8 million of incremental special charges. Restructuring and special charges accounted for a 0.7 percentage point increase in operating expense as a percent of revenue. Incrementally higher IT expenses associated with the company's continued implementation of an ERP system and higher professional fees resulted in an increase of 0.6 percentage points. Acquisitions, which carry a higher operating expense as a percentage of revenue, accounted for an additional increase of 0.5 percentage points.

OPERATING PROFIT

Operating profit was 4.3 percent of revenue, down from 12.2 percent in the third quarter of 2004. Included in the financial results was $7.6 million of restructuring costs and $5.0 million of special charges, which adversely impacted operating profits by 2.0 percentage points.

                                     (more)

PAGE 5/ DIEBOLD ANNOUNCES THIRD QUARTER RESULTS

OTHER EXPENSE AND MINORITY INTEREST, NET

Other expense and minority interest, net increased by $0.5 million compared to the third quarter 2004. This increase was due to higher interest expense, as a result of increased borrowing rates, and higher foreign exchange losses partially offset by a non-recurring $2.6 million settlement of a civil action in the state of California in 2004.

INCOME FROM CONTINUING OPERATIONS

Income from continuing operations was 2.2 percent of revenue compared to 7.8 percent in the third quarter 2004. The decline in net income as a percent of revenue was partially the result of pre-tax restructuring charges of $7.6 million and $3.9 million in incremental pre-tax special charges. In addition, income from continuing operations was negatively impacted by an increase in the effective tax rate. The annual effective tax rate is now expected to be approximately 34 percent and resulted in a third quarter effective tax rate of
39.3 percent on income from continuing operations.

BALANCE SHEET, CASH FLOW AND SHARE REPURCHASE HIGHLIGHTS

The company's net debt* was $221.8 million at September 30, 2005 compared to $210.9 million at September 30, 2004. The $10.9 million increase in net debt* over the last 12 months was principally due to the positive impact of $158.7 million in free cash flow* plus $29.4 million in proceeds from the sale of the campus systems business. These positive increases in free cash flow* were more than offset by $82.3 million spent to repurchase company stock, $56.8 million in dividend payments, $31.3 million invested in acquisitions, $2.1 million in foreign exchange impact and $26.5 million invested in other assets. Days sales outstanding were 78 days at September 30, 2005, a five-day improvement from 83 days at September 30, 2004. Inventory turns decreased slightly to 4.8 turns at September 30, 2005 from 4.9 turns at September 30, 2004.

In the third quarter, free cash use* increased by $67.0 million, moving from free cash flow* of $23.7 million in the third quarter of 2004 to free cash use* of $43.3 million in the third quarter of 2005. The increase in free cash use* was due principally to $33.9 million of lower income from continuing operations, with the balance of the increase due to higher net working capital levels. For the nine months ended September 30, 2005, there was a free cash use* of $9.1 million, compared to a free cash flow* of $3.6 million in the same period in 2004. The increase of $12.7 million in free cash use* was due principally to $47.1 million of lower income from continuing operations partially offset by improved working capital levels.

In the third quarter 2005, Diebold repurchased 585,300 shares of the company's common stock under its repurchase plan. For the nine months ended September 30, 2005, Diebold repurchased 1,734,490 shares of its common stock under its repurchase plan.

*See accompanying notes for non-GAAP measures.

                                     (more)

PAGE 6/DIEBOLD ANNOUNCES THIRD QUARTER RESULTS

STOCK OPTION AND RESTRICTED STOCK EXPENSE

As permitted under SFAS No. 123, "Accounting for Stock-Based Compensation," the company provides quarterly and annual disclosures of the impact to earnings per share if stock options were expensed. The company estimates that if stock options were expensed in accordance with SFAS No. 123 for the full year 2005, the impact would be approximately $.06 per share.

On December 15, 2004, the Financial Accounting Standards Board (FASB) issued Statement 123R, "Share-Based Payment," which now requires companies to measure compensation costs for all share-based payments (including employee stock options) at fair value. The deadline for adoption of Statement 123R is the first annual period beginning after June 15, 2005. The company has not yet quantified the impact of adoption of Statement 123R. The company intends to implement this standard in the first quarter 2006.

OUTLOOK

The following statements are based on current expectations. These statements are forward-looking and actual results may differ materially. These statements do not include the potential impact of any future mergers, acquisitions, disposals or other business combinations, or the effect of expensing stock options under the new accounting standard, SFAS Statement No. 123R "Share-Based Payment".

RESTRUCTURING

The company anticipates full-year 2005 restructuring charges of approximately $.30, including the previously disclosed elimination of 300 full-time positions in North America and Western Europe, further global manufacturing realignment and facility consolidation and the consolidation of research and development operations and service functions.

At the end of the third quarter, the company had reported year-to-date restructuring charges of approximately $.17 per share. These charges include realignment of the company's operations in Western Europe and North America. These actions also included:

- Global manufacturing realignment and facility consolidation to speed production and reduce costs;

- Consolidation of research and development efforts to better serve key markets;

- Merging software operations and combining various service functions to better leverage resources and expertise throughout the company;

- Rationalization of international service operations, principally in Western Europe; and

-     Reduced management positions in North America and Europe.

Included in the anticipated fourth quarter restructuring actions is a voluntary early retirement program offered to select North America employees between October 21 to December 16, and further restructuring actions principally in Europe. As a result of these and other actions, we anticipate annual cost savings of approximately $20 million.

                                     (more)

PAGE 7/DIEBOLD ANNOUNCES THIRD QUARTER RESULTS

FOURTH QUARTER 2005 OUTLOOK

Expectations for the fourth quarter 2005 include:

  - Fourth quarter revenue is expected to increase 10 to 13 percent on a fixed exchange-rate basis*.

            -     Financial self-service revenue to be essentially flat*.

            -     Security revenue growth of 7 to 9 percent*.

            -     Election systems revenue is expected to be $60 to $65 million.

            - Brazilian lottery business revenue is expected to be $20 to $22 million.

  - The company anticipates restructuring charges of approximately $.13 per share

  - Currency exchange is anticipated to impact revenue favorably by approximately 1.3 percent versus prior year. o Depreciation and amortization to be approximately $18 to $20 million.

  -     An effective tax rate of approximately 34 percent.

  - An increase in pension expense of approximately $.01 per share versus prior year.

  - EPS in the range of $.50 to $.60 per share, which includes anticipated restructuring charges of approximately $.13 per share. Excluding these restructuring charges, EPS is expected to be $.63 to $.73* per share.

FULL-YEAR 2005 OUTLOOK

Expectations for the full-year 2005 include:

  -     Revenue growth of 6 to 8 percent, on a fixed exchange-rate basis*.

            -     Financial self-service revenue growth of 1 to 2 percent*.

            -     Security revenue growth of 14 to 15 percent*.

            - Election systems revenue is anticipated to be in the range of $128 to $133 million.

            -     Brazilian lottery systems revenue of $23 to $25 million.

  - Currency expected to impact revenue favorably by approximately 2.0 percent versus prior year.

  -     Depreciation and amortization in the range of $74 to $76 million.

  -     An effective tax rate of approximately 34 percent.

  - Pension expense is expected to be $.03 per share higher in 2005, moving from $.05 per share in 2004 to $.08 per share in 2005.

  - Research and development expense will be approximately 2.5 percent of revenue, consistent with prior year.

  - EPS in the range of $1.70 to $1.80, which includes restructuring charges of approximately $.30, manufacturing start-up costs and related issues of approximately $.08 per share, and the one-time gain of approximately $.18 per share on the sale of the campus card systems business. Excluding these items, EPS is expected to be $1.90 to $2.00*.

  -     Free cash flow* is expected to be in the range of $135 to $165 million.

2006 OUTLOOK

Given recent top-level management changes, the company is not yet providing specific earnings guidance for the 2006 period. The company expects to provide 2006 guidance no later than its fourth quarter earnings release in January 2006.

*See accompanying notes for non-GAAP measures.

                                     (more)

PAGE 8/DIEBOLD ANNOUNCES THIRD QUARTER RESULTS

NOTES FOR NON-GAAP MEASURES

1.    Reconciliation of GAAP EPS to non-GAAP measures:

                                               SIX                     GUIDANCE Q4 2005     GUIDANCE FULL-YEAR 2005
                                              MONTHS                   ----------------     -----------------------
                                               2005     Q3 2005          LOW      HIGH        LOW             HIGH
                                              ------    -------        ------    ------     ------           ------
EPS Continuing Operations                     $ 0.82    $  0.19        $ 0.50    $ 0.60     $ 1.51           $ 1.61
EPS Discontinued Operations                     0.01       0.18          0.00      0.00       0.19             0.19
      Total EPS (GAAP)                        $ 0.83    $  0.37        $ 0.50    $ 0.60     $ 1.70           $ 1.80
                                              ------    -------        ------    ------     ------           ------
Gain on Sale of Discontinued Operations         0.00      (0.18)        (0.00)    (0.00)     (0.18)           (0.18)
Restructuring Charges                           0.10       0.07          0.13      0.13       0.30             0.30
Other Special Items                             0.04       0.04          0.00      0.00       0.08             0.08
      Operating EPS (Non-GAAP)                $ 0.97    $  0.30        $ 0.63    $ 0.73     $ 1.90           $ 2.00

      The company believes excluding these items provides meaningful insight into the ongoing performance of its operations. The sums of the quarterly and six-month figures may not equal the full-year figures due to rounding or differences in the weighted-average number of shares outstanding during the respective periods.

2. Fixed exchange-rate is used to depict order and GAAP revenue growth in local currency without the benefit or detriment occurring from currency fluctuations.

3.    Free cash flow/(use) is calculated as follows:

                                                                          NINE MONTHS      NINE MONTHS
                                                 Q3 2005      Q3 2004      ENDED 2005       ENDED 2004
                                                ---------    ---------    -----------      -----------
Net cash provided by operating activities
  (GAAP measure)                                $ (27,921)   $  38,037    $    43,504      $    46,438
Capital expenditures                              (10,143)     (12,212)       (39,967)         (35,507)
Rotable spares expenditures                        (5,240)      (2,167)       (12,622)          (7,307)
                                                ---------    ---------    -----------      -----------
Free cash flow/(use) (non-GAAP measure)         $ (43,304)   $  23,658    $    (9,085)     $     3,624
                                                =========    =========    ===========      ===========

      The company believes that free cash flow is a meaningful indicator of cash generated for discretionary purposes.

4.    Net (debt) is calculated as follows:

                                                              SEPTEMBER 30,   DECEMBER 31,      SEPTEMBER 30,
                                                                  2005            2004              2004
                                                              -------------   ------------      -------------
Cash, cash equivalents and other investments (GAAP measure)   $     202,622   $    215,699      $     124,540
Less Industrial development revenue bonds and other                 (13,450)       (13,500)           (13,500)
Less Notes payable                                                 (411,012)      (289,510)          (321,926)
                                                              -------------   ------------      -------------
Net (debt) (non-GAAP measure)                                 $    (221,840)  $    (87,311)     $    (210,886)
                                                              =============   ============      =============

      Given the significant cash, cash equivalents and other investments on the balance sheet, a meaningful debt calculation is to net cash against outstanding debt.

                                     (more)

PAGE 9/DIEBOLD ANNOUNCES THIRD QUARTER RESULTS

FINANCIAL INFORMATION

Walden W. O'Dell and Senior Vice President and Chief Financial Officer Kevin J. Krakora will discuss the company's financial performance during a conference call today at 10:00 a.m. (ET). Access is available from Diebold's Web site at www.diebold.com. The replay can also be accessed on the site for up to three months after the call.

FORWARD-LOOKING STATEMENTS

      In this press release, statements that are not reported, financial results or other historical information are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements give current expectations or forecasts of future events and are not guarantees of future performance. These forward-looking statements relate to, among other things, the company's future operating performance, the company's share of new and existing markets, the company's short- and long-term revenue and earnings growth rates and the company's implementation of cost-reduction initiatives. The use of the words "believes," "anticipates," "expects," "intends" and similar expressions is intended to identify forward-looking statements that have been made and may in the future be made by or on behalf of the company. Although the company believes that these forward-looking statements are based upon reasonable assumptions regarding, among other things, the economy, its knowledge of its business, and on key performance indicators that impact the company, these forward-looking statements involve risks, uncertainties and other factors that may cause actual results to differ materially from those expressed in or implied by the forward-looking statements. The company is not obligated to update forward-looking statements, whether as a result of new information, future events or otherwise.

Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Some of the risks, uncertainties and other factors that could cause actual results to differ materially from those expressed in or implied by the forward-looking statements include, but are not limited to:

- competitive pressures, including pricing pressures and technological developments;

- changes in the company's relationships with customers, suppliers, distributors and/or partners in its business ventures;

- changes in political, economic or other factors such as currency exchange rates, inflation rates, recessionary or expansive trends, taxes and regulations and laws affecting the worldwide business in each of the company's operations, including Brazil, where a significant portion of the company's revenue is derived;

- acceptance of the company's product and technology introductions in the marketplace;

-     unanticipated litigation, claims or assessments;

- the company's ability to reduce costs and expenses and improve internal operating efficiencies;

- variations in consumer demand for financial self-service technologies, products and services;

- challenges raised about reliability and security of the company's election systems products, including the risk that such products will not be certified for use or will be decertified;

- changes in laws regarding the company's election systems products and services;

- potential security violations to the company's information technology systems; and

- the company's ability to achieve benefits from its cost-reduction initiatives and other strategic changes.

Diebold, Incorporated is a global leader in providing integrated self-service delivery and security systems and services. Diebold employs more than 14,000 associates with representation in nearly 90 countries worldwide and is headquartered in Canton, Ohio, USA. Diebold reported revenue of $2.4 billion in 2004 and is publicly traded on the New York Stock Exchange under the symbol `DBD.' For more information, visit the company's Web site at www.diebold.com.

                                      # # #
PR/xxxx

DIEBOLD, INCORPORATED
CONDENSED CONSOLIDATED INCOME STATEMENTS
(IN THOUSANDS EXCEPT EARNINGS PER SHARE)

                                                                                     THREE MONTHS ENDED SEPTEMBER 30
                                                                              -------------------------------------------
                                                                                                              RESTATED
                                                                                   2005                         2004
                                                                              --------------               --------------
Net Sales
    Product                                                                   $      301,346               $      297,999
    Service                                                                          320,987                      308,195
                                                                              --------------               --------------
    Total                                                                            622,333                      606,194

Cost of goods
    Product                                                                          226,412                      205,927
    Service                                                                          252,254                      231,276
                                                                              --------------               --------------
    Total                                                                            478,666                      437,203

Gross Profit                                                                         143,667                      168,991

    Percent of net sales                                                                23.1%                        27.9%

Operating expenses
    Selling, general and administrative                                              101,762                       80,895
    Research, development and engineering                                             15,132                       14,364
                                                                              --------------               --------------
    Total                                                                            116,894                       95,259
    Percent of net sales                                                                18.8%                        15.7%

Operating profit                                                                      26,773                       73,732
    Percent of net sales                                                                 4.3%                        12.2%

Other expense and minority interest, net                                              (4,534)                      (4,077)
                                                                              --------------               --------------
Income from continuing operations before taxes                                        22,239                       69,655
    Percent of net sales                                                                 3.6%                        11.5%

Taxes on income                                                                       (8,740)                     (22,232)
    Effective tax rate                                                                  39.3%                        31.9%

Income from continuing operations                                             $       13,499               $       47,423
                                                                              --------------               --------------
    Percent of net sales                                                                 2.2%                         7.8%

Discontinued operations
    Income from discontinued operations, net of tax                           $            -               $          855
    Gain on sale of discontinued operations, net of tax                               12,933                            -
                                                                              --------------               --------------
Income from discontinued operations                                           $       12,933               $          855
                                                                              --------------               --------------

Net income                                                                    $       26,432               $       48,278
                                                                              ==============               ==============

Basic weighted average shares outstanding                                             70,447                       71,571
Diluted weighted average shares outstanding                                           70,812                       72,056

Basic Earnings Per Share from continuing operations                           $         0.19               $         0.66
Basic Earnings Per Share from discontinued operations                         $         0.18                         0.01
                                                                              --------------               --------------
Total Basic Earnings Per Share                                                $         0.37               $         0.67

Diluted Earnings Per Share from continuing operations                         $         0.19               $         0.66
Diluted Earnings Per Share from discontinued operations                       $         0.18                         0.01
                                                                              --------------               --------------
Total Diluted Earnings Per Share                                              $         0.37               $         0.67

DIEBOLD, INCORPORATED
CONDENSED CONSOLIDATED INCOME STATEMENTS
(IN THOUSANDS EXCEPT EARNINGS PER SHARE)

                                                                                     NINE MONTHS ENDED SEPTEMBER 30
                                                                              -------------------------------------------
                                                                                                              RESTATED
                                                                                   2005                         2004
                                                                              ---------------              --------------
Net Sales
    Product                                                                   $       835,319              $      778,618
    Service                                                                           941,114                     866,934
                                                                              ---------------              --------------
    Total                                                                           1,776,433                   1,645,552

Cost of goods
    Product                                                                           610,070                     522,820
    Service                                                                           726,488                     652,543
                                                                              ---------------              --------------
    Total                                                                           1,336,558                   1,175,363

Gross Profit                                                                          439,875                     470,189

    Percent of net sales                                                                 24.8%                       28.6%

Operating expenses
    Selling, general and administrative                                               273,706                     243,345
    Research, development and engineering                                              43,451                      44,133
                                                                              ---------------              --------------
    Total                                                                             317,157                     287,478
    Percent of net sales                                                                 17.9%                       17.5%

Operating profit                                                                      122,718                     182,711
    Percent of net sales                                                                  6.9%                       11.1%

Other expense and minority interest, net                                              (13,357)                     (7,073)
                                                                              ---------------              --------------
Income from continuing operations before taxes                                        109,361                     175,638
    Percent of net sales                                                                  6.2%                       10.7%

Taxes on income                                                                       (36,860)                    (56,053)
    Effective tax rate                                                                   33.7%                       31.9%

Income from continuing operations                                             $        72,501              $      119,585
                                                                              ---------------              --------------
    Percent of net sales                                                                  4.1%                        7.3%

Discontinued operations
    Income from discontinued operations, net of tax                           $           909              $        1,442
    Gain on sale from discontinued operations, net of tax                              12,933                           -
                                                                              ---------------              --------------
Income from discontinued operations                                           $        13,842              $        1,442
                                                                              ---------------              --------------

Net income                                                                    $        86,343              $      121,027
                                                                              ===============              ==============

Basic weighted average shares outstanding                                              71,042                      72,172
Diluted weighted average shares outstanding                                            71,517                      72,700

Basic Earnings Per Share from continuing operations                           $          1.02              $         1.66
Basic Earnings Per Share from discontinued operations                                    0.20                        0.02
                                                                              ---------------              --------------
Total Basic Earnings Per Share                                                $          1.22              $         1.68

Diluted Earnings Per Share from continuing operations                         $          1.02              $         1.64
Diluted Earnings Per Share from discontinued operations                                  0.19                        0.02
                                                                              ---------------              --------------
Total Diluted Earnings Per Share                                              $          1.21              $         1.66

DIEBOLD, INCORPORATED
CONDENSED CONSOLIDATED BALANCE SHEETS
(IN THOUSANDS)

                                                                                                  Restated
                                                                      September 30, 2005      December 31, 2004
                                                                      ------------------      -----------------
ASSETS
Current assets
     Cash and cash equivalents                                          $       171,642         $      184,045
     Short-term investments                                                      30,980                 31,654
     Trade receivables, net                                                     583,447                583,658
     Inventories                                                                384,025                322,293
     Other current assets                                                       155,954                112,982
                                                                        ---------------         --------------
          Total current assets                                                1,326,048              1,234,632

Securities and other investments                                                 50,638                 52,248
Property, plant and equipment, net                                              285,905                268,090
Goodwill                                                                        399,592                412,625
Other assets                                                                    211,633                167,957
                                                                        ---------------         --------------
                                                                        $     2,273,816         $    2,135,552
                                                                        ---------------         --------------
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
     Notes payable                                                      $        44,214         $      289,510
     Accounts payable                                                           149,855                140,324
     Other current liabilities                                                  345,069                310,356
                                                                        ---------------         --------------
          Total current liabilities                                             539,138                740,190

Long-term notes payable                                                         366,798                      -
Long-term liabilities                                                           148,616                146,454
Total shareholders' equity                                                    1,219,264              1,248,908
                                                                        ---------------         --------------
                                                                        $     2,273,816         $    2,135,552
                                                                        ---------------         --------------

DIEBOLD, INCORPORATED
CONSOLIDATED STATEMENTS OF CASH FLOWS
(IN THOUSANDS)

                                                                                  Nine Months Ended
                                                                      ------------------------------------------
                                                                                                   Restated
                                                                      September 30, 2005      September 30, 2004
                                                                      ------------------      ------------------
Cash Flow from operating activities:
     Net Income from continuing operations                              $        86,343         $      121,027
     Adjustments to reconcile net income to cash
          provided by operating activities:
          Net income from discontinued operations                                  (909)                (1,442)
          Depreciation and amortization                                          56,164                 53,110
          Deferred income taxes                                                   3,072                 (2,018)
          Gain on sale of discontinued operations                               (20,290)                     -
          Loss on sale of assets, net                                               561                    531
          Minority share of income                                                3,826                  3,912
          Cash provided (used) by changes in certain assets
          and liabilities:
               Trade receivables                                                  2,926                (22,408)
               Inventories                                                      (62,928)               (73,316)
               Accounts payable                                                   7,456                  4,679
               Certain other assets and liabilities                             (32,717)               (37,637)
                                                                        ---------------         --------------
     Net cash provided by operating activities                                   43,504                 46,438

Cash flow from investing activities:
     Proceeds from sale of discontinued operations                               29,350                      -
     Payments for acquisitions, net of cash acquired                            (27,701)               (58,668)
     Net investment activity                                                      6,016                (19,903)
     Capital expenditures                                                       (39,967)               (35,507)
     Rotable spares expenditures                                                (12,622)                (7,307)
     Increase in certain other assets                                           (25,409)               (14,909)
                                                                        ---------------         --------------
     Net cash used by investing activities                                      (70,333)              (136,294)

Cash flow from financing activities:
     Dividends paid                                                             (43,578)               (40,019)
     Net borrowings on short term borrowings                                    134,283                129,742
     Repurchase treasury shares                                                 (82,344)               (71,897)
     Other financing activities                                                   4,731                  3,968
                                                                        ---------------         --------------
     Net cash provided by financing activities                                   13,092                 21,794

Effect of exchange rate changes on cash                                           1,334                   (435)
                                                                        ---------------         --------------

Decrease in cash and cash equivalents                                           (12,403)               (68,497)
Cash and cash equivalents at the beginning of the period                        184,045                169,951
                                                                        ---------------         --------------
Cash and cash equivalents at the end of the period                      $       171,642         $      101,454
                                                                        ===============         ==============